CONFIRMING STATEMENT


This Statement confirms that the undersigned, Phil Rykhoek, 5100 Tennyson Parkway, Suite 3000, Plano, Texas 75024, does hereby authorize and designate either Mark C. Allen of 5100 Tennyson Parkway, Suite 3000, Plano, Texas 75024 or Donald W. Brodsky of
5 Houston Center, 1401 McKinney, Suite 2700, Houston, Texas 77010, to execute and file on the undersigned's behalf any Forms 3, 4 and 5(including any amendments thereto), that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Denbury Resources Inc. The authority of Mark C. Allen or Donald W. Brodsky under this Statement shall continue until September 16, 2004 unless earlier revoked in writing. The under-signed acknowledges that Donald W. Brodsky is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


/s/ Phil Rykhoek
------------------------------
Phil Rykhoek

Date:  September 16, 2003